EXHIBIT 99.01

                    Cellegy Withdraws NDA for Cellegesic(TM)

South San Francisco, CA - April 26, 2002 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it has withdrawn its New Drug Application ("NDA") for Cellegesic(TM) (nitroglycerin ointment) for the treatment of pain associated with chronic anal fissures. The decision to withdraw the application follows a recent meeting with the FDA during which it became clear that the Agency would require additional information in order to grant marketing clearance of Cellegesic in the United States. The Cellegesic NDA was filed on June 26, 2001.

Cellegy was disappointed by the FDA's position and believes that it has provided evidence sufficient for the approval of Cellegesic. Nevertheless, the company has decided to withdraw its NDA and to work cooperatively with the FDA in providing additional information that will satisfy the Agency. Such additional information may be in the form of supplemental data from completed studies, or it may take the form of additional clinical studies. The company plans to meet again soon with the FDA in order to obtain agreement on the type of additional information needed.

"We have a positive relationship with the FDA and they have expressed a desire to work collaboratively with us in addressing their issues," said Dan Azarnoff, Senior Vice President, Clinical and Regulatory Affairs. "We are confident that Cellegesic is an effective and well-tolerated product for the treatment of chronic anal fissure pain."

You are invited to participate in Cellegy's conference call scheduled for today, April 26, 2002, at 8:00 a.m. PST to discuss the subject of this press release and the company's outlook. United States/Canada: (877) 697-5170; International:
(706) 634-1522.

Cellegy Pharmaceuticals is a specialty biopharmaceutical company focused on the areas of gastroenterology, the treatment of sexual dysfunction in males and females and the treatment of selected women's health disorders.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors should be aware that these forward-looking statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the completion and outcome of clinical trials; the outcome and timing of review by the FDA and other regulatory authorities; our need for further financing and ability to complete potential financings; and various uncertainties arising from the withdrawal of our NDA relating to Cellegesic. There can be no assurance that Cellegy's products will be approved for marketing by regulatory authorities or will be

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successfully  marketed following approval.  You are cautioned not to place undue reliance on forward-looking statements and we undertake no obligation to update or revise statements made herein. For more information regarding the above, and other risk factors that may affect Cellegy's future results and may cause actual
results  to  vary  from  results  anticipated  in  forward-looking   statements,
investors should refer to the company's Annual Report on Form 10-K for the year ended December 31, 2001 and other documents that the company files with the Securities and Exchange Commission, which are available online at www.sec.gov or by contacting the company.